Exhibit 99.1

PRESS RELEASE

SRI SURGICAL REPORTS

SECOND QUARTER 2005 FINANCIAL RESULTS

TAMPA, FL— Monday, August 8, 2005 — SRI/Surgical Express, Inc. (SRI) (Nasdaq: STRC) a premier provider of strategic sourcing solutions of surgical supplies and instruments for hospitals and surgery centers, today announced financial results for the second quarter ended June 30, 2005.

For the second quarter of 2005, SRI Surgical reported total revenue of $23.2 million, an increase of $321,000 over the second quarter of 2004. Net income for the second quarter of 2005 was $255,000, or $0.04 per diluted share compared to net income of $201,000, or $0.03 per diluted share reported for the second quarter of 2004. Revenues for the six months ended June 30, 2005 were $46.5 million, a decrease of $294,000 compared to the same period of 2004. SRI Surgical had four less business days in its six-month period ended June 30, 2005 than in the same period of 2004. Net income was $320,000, or $0.05 per diluted share for the six months ended June 30, 2005, compared to $326,000, or $0.05 per diluted share for the same period of last year. Cash provided by operating activities for the first half of 2005 was $6.0 million, compared to $5.5 million for the same period last year.

SRI Surgical CEO Christopher S. Carlton stated, “We are continuing to make progress executing our strategy in a challenging marketplace. Our results for the second quarter demonstrate improved earnings and operational efficiencies.”

Quarterly Call Information

SRI Surgical will hold a teleconference call discussing its second quarter results on Monday, August 8, beginning at 5:00 p.m. Eastern Time. To participate in the teleconference, please dial (866) 831-6270 and enter the passcode 33162260. A live Webcast of the call will be available from the Investor Relations section of the SRI Website at http://phx.corporate-ir.net/phoenix.zhtml?c=90807&p=irol-irhome. For those unable to participate in the teleconference, a replay of the call will be available from 7:00 p.m. August 8 until August 15, 2005, by dialing (888) 286-8010 and using the passcode 11181258. A replay of the Webcast will also be available on the SRI Website.

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. We serve hospitals and surgery centers in 19 states from 10 reprocessing facilities, one disposable products facility, and 4 distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at (813) 891-9550 or at SRI Surgical’s investor relations website at www.srisurgical.com.

FOR FURTHER INFORMATION:	Wally Ruiz, Sr. Vice President and CFO
SRI Surgical
(813) 891-9550 Ext. 3177
wruiz@srisurgical.com

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues	$23,205	$22,884	$46,459	$46,753
Cost of revenues	17,329	17,019	34,664	34,907

Gross profit	5,876	5,865	11,795	11,846

Distribution expenses	1,501	1,497	3,088	3,119
Selling and administrative expenses	3,647	3,792	7,582	7,709

Income from operations	728	576	1,125	1,018

Interest expense, net	308	240	593	481

Income before income taxes	420	336	532	537

Income tax expense	165	135	212	211

Net income	$255	$201	$320	$326

Basic earnings per common share	$0.04	$0.03	$0.05	$0.05

Weighted average common shares outstanding, basic	6,263	6,263	6,263	6,263

Diluted earnings per common share	$0.04	$0.03	$0.05	$0.05

Weighted average common shares outstanding, diluted	6,265	6,345	6,267	6,340

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

	As of June 30, 2005	As of December 31, 2004
	(unaudited)	(1)
Cash and cash equivalents	$298	$413
Accounts receivable, net	11,112	11,424
Inventories, net	6,598	7,573
Prepaid expenses and other assets, net	1,146	1,617
Reusable surgical products, net	22,423	23,506
Property, plant and equipment, net	34,434	36,153

Total assets	$76,011	$80,686

Notes payable to bank	$2,450	$4,981
Accounts payable	6,716	8,479
Accrued expenses	3,928	3,410
Obligations under capital lease	4,894	4,987
Bonds payable	8,710	9,040
Deferred tax liability, net	1,679	2,475

Total liabilities	28,377	33,372

Shareholders’ equity	47,634	47,314

Total liabilities and shareholders’ equity	$76,011	$80,686

(1)	Derived from audited financial statements